CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Northern Lights Fund Trust II and to the use of our report dated February 29, 2016 on the financial statements and financial highlights of the Al Frank Fund and Al Frank Dividend Value Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders which is incorporated by reference in the Combined Prospectus/Proxy Statement.

BBD, LLP

Philadelphia, Pennsylvania

January 13, 2017